                                                                     EXHIBIT 2.2



                               FIRST AMENDMENT TO
                            STOCK PURCHASE AGREEMENT

         This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT, dated as of September 30, 1998 (this "First Amendment"), is made and entered into by and between PACIFICARE HEALTH PLAN ADMINISTRATORS, INC., an Indiana corporation, as seller ("Seller"), and ELAN HEALTH PARTNERS LLC, a Utah limited liability company, as buyer ("Buyer"), with reference to the following facts:

                                    PREAMBLE

         A. On or about July 6, 1998, Buyer and Seller entered into that certain Stock Purchase Agreement pursuant to which Buyer agreed to purchase all of the issued and outstanding shares of capital stock of PacifiCare of Utah, Inc. (the "Company") and Seller agreed to sell such capital stock to Buyer (the "Stock Purchase Agreement").

         B. Buyer and Seller mutually desire to amend the Stock Purchase Agreement in accordance with the terms of this First Amendment.

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

         1. Amendments to the Stock Purchase Agreement. The Stock Purchase Agreement is hereby amended as follows:

                  1.1 Section 2.2(a) of the Stock Purchase Agreement is amended by deleting the third sentence thereof and substituting the following sentence therefor:

                  "In the event that the Deposit becomes refundable, Seller shall return the Deposit to the Company, together with interest which has accrued thereon at the Interest Rate from the date of the Deposit's receipt through the date of the Deposit's return."

                  1.2 Article 2 of the Stock Purchase Agreement is amended by adding the following new section 2.7:

                  "2.7     Additional Assurances at Closing.

                  (a) The PacifiCare Subordinated Loan. Notwithstanding the provisions of Section 2.3 above or any other provision of this Agreement, before or as of the Closing, Seller shall extend to the Company a subordinated loan in the original principal amount of Seven Hundred Thousand Dollars ($700,000) upon the following principal terms and conditions (the "PacifiCare Subordinated Loan"): (i) the PacifiCare Subordinated Loan shall be evidenced by a promissory note which contains terms and conditions consistent with applicable Utah regulatory laws; (ii) the PacifiCare Subordinated Loan shall accrue interest at the lesser of 10% per annum or the highest rate permissible by Utah law; (iii) the PacifiCare Subordinated Loan shall be subordinated to payments owed by the Company to the Company's normal trade creditors and subscribers; (iv) the PacifiCare Subordinated Loan shall have a superior position to the holders of all other debt incurred by the Company, including, without limitation, amounts borrowed from banks, lenders, and other third parties, dividends or other amounts owed to the Company's shareholders, and the Elan Subordinated Loan (as defined in Paragraph (b) below); (v) until the PacifiCare Subordinated Loan has been repaid: (A) the Company shall not issue additional shares of its capital stock or other securities and Buyer shall not sell, encumber, or otherwise dispose of any of the Shares, and (B) in furtherance of the foregoing covenants, Elan shall cause a legend reflecting such restrictions on transfer to be borne on all certificates representing any authorized, issued, or treasury shares or securities of the Company; and (vi) after January 1, 1999, the PacifiCare Subordinated Loan shall be repayable only from funds which the Company maintains in excess of the sum of the Minimum Capital, as required by Utah Code Ann. Section 31A-8-209(1), plus the Compulsory Surplus, as required by Utah Code Ann. Section 31A-8-210(b).

                  (b) The Elan Subordinated Loan. Notwithstanding the provisions of Section 2.3 above or any other provision of this Agreement, before or as of the Closing, Buyer shall extend to the Company a subordinated loan in the original principal amount of Five Hundred Thousand Dollars ($500,000) upon the following principal terms and conditions (the "Elan Subordinated Loan"): (i) the Elan Subordinated Loan shall be evidenced by a promissory note which contains terms and conditions consistent with applicable Utah regulatory laws; (ii) the Elan Subordinated Loan shall accrue interest at the lesser of 10% per annum or the highest rate permissible by Utah law; (iii) the Elan Subordinated Loan shall be subordinated to payments owed by the Company to the Company's normal trade creditors and subscribers; (iv) the Elan Subordinated Loan shall have a superior position to the holders of all other debt incurred by the Company, including, without limitation, amounts borrowed from banks, lenders, and other third parties, dividends or other amounts owed to the Company's shareholders, except for the PacifiCare Subordinated Loan which is superior to the Elan Subordinated Loan; and (v) after January 1, 1999 and after the PacifiCare Subordinated Loan has been repaid, the Elan Subordinated Loan shall be repayable only from funds which the Company maintains in excess of the sum of the Minimum Capital, as required by Utah Code Ann. Section 31A-8-209(1), plus the Compulsory Surplus, as required by Utah Code Ann. Section 31A-8-210(b)."

         2. Capitalized Terms. Any capitalized terms used in this First Amendment which are not defined herein shall have the meanings ascribed to those terms in the Stock Purchase Agreement.

         3. Effect of this First Amendment. Except as amended by this First Amendment, the Stock Purchase Agreement shall not be further amended, modified, or revised and the Stock Purchase Agreement, as hereby amended, shall continue in full force and effect and shall be enforced in accordance with its terms and conditions. The Stock Purchase Agreement may only be further amended, modified, revised, or supplemented by a dated written instrument executed by Buyer and Seller.

         4. Integrated Agreement. This First Amendment constitutes the final written integrated expression of all of the agreements between Buyer and Seller with respect to those matters addressed herein and is a complete and exclusive statement of those terms. This First Amendment supersedes all prior or contemporaneous, written or oral, memoranda, arrangements, contracts, and understandings between Buyer and Seller relating to the subject matter hereof. Any representations, promises, warranties, or statements made by any party which differ in any way from the terms of this First Amendment shall be given no force or effect.

         5. Severability. In the event that any provision in this First Amendment shall be found by a court or Governmental Authority of competent jurisdiction to be invalid, illegal, or unenforceable, such provision shall be construed and enforced as if it had been narrowly drawn so as not to be invalid, illegal, or unenforceable, and the validity, legality, and enforceability of the remaining provisions of this First Amendment shall not in any way be affected or impaired thereby.

         6. Governing Law. This First Amendment shall be governed by and construed in accordance with the internal laws of the State of Utah and Federal law where state law is pre-empted or applicable, without regard to principles of conflicts of law.

         7. Successors and Assigns. This First Amendment shall be binding upon the parities hereto and their respective successors, successors-in-interest, transferees, and assigns. However, Buyer may not assign its rights or delegate its duties or obligations under this Agreement, whether voluntarily, involuntarily, or by operation of law, without the prior written consent of Seller.

         8. Counterparts. This First Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same agreement

         IN WITNESS WHEREOF, Buyer and Seller have executed this First Amendment as of the date first written above.

BUYER:                                 ELAN HEALTH PARTNERS LLC,
                                       a Utah limited liability company


                                       By: /s/ VAL H. CHRISTENSEN
                                           ------------------------------------
                                       Title: Manager
                                              ---------------------------------

SELLER:                                PACIFICARE HEALTH PLAN ADMINISTRATORS,
                                       INC., Indiana corporation



                                       By: /s/ JEFF FOLICK
                                           ------------------------------------
                                       Title: President
                                              ---------------------------------